Exhibit 10.3

Execution Version

MASTER OWNERSHIP AND LICENSE AGREEMENT REGARDING PATENTS,

TRADE SECRETS AND CERTAIN RELATED INTELLECTUAL PROPERTY

BY AND BETWEEN

KELLOGG COMPANY

AND

WK KELLOGG CO

DATED AS OF SEPTEMBER 29, 2023

i

SCHEDULES

Schedule 1	Licensed Marks and Corresponding Food and Beverage Categories

ii

MASTER OWNERSHIP AND LICENSE AGREEMENT REGARDING

PATENTS, TRADE SECRETS AND CERTAIN RELATED INTELLECTUAL

PROPERTY

This MASTER OWNERSHIP AND LICENSE AGREEMENT REGARDING PATENTS, TRADE SECRETS AND CERTAIN RELATED INTELLECTUAL PROPERTY (this “Agreement”), effective as of the Effective Time, is by and between Kellogg Company, a Delaware corporation (“Kellanova”), and WK Kellogg Co, a Delaware corporation (“WKKC” and each of Kellanova and WKKC, a “Party,” and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of Kellanova determined that it is in the best interests of Kellanova and its stockholders to create a new publicly traded company that shall operate the WKKC Business;

WHEREAS, in furtherance of the foregoing, Kellanova has implemented an Internal Reorganization in order to, among other things, separate the WKKC Business from the Kellanova Business, including by transferring and/or reorganizing of certain assets embodying Intellectual Property Rights;

WHEREAS, in furtherance of the foregoing, Kellanova and WKKC have entered into that certain Separation and Distribution Agreement (“SDA”), dated on or prior to date hereof, together with the Ancillary Agreements, to separate the WKKC Business from the Kellanova Business:

WHEREAS, Kellanova desires to license to the WKKC Group certain Patents and Trade Secrets and Know-how on a perpetual basis, taking into consideration the overlapping usage by both the Kellanova Business and the WKKC Business in certain Food and Beverage Categories in North America; and

WHEREAS, the licenses herein shall further apply to any Kellanova-owned Intellectual Property Rights embodied in any WKKC Assets.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the SDA. For the purpose of this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, solely for purposes of this Agreement, (a) no member of the WKKC Group shall be deemed to be an Affiliate of any member of the Kellanova Group and (b) no member of the Kellanova Group shall be deemed to be an Affiliate of any member of the WKKC Group.

“Agreement” shall have the meaning set forth in the Preamble.

“Cereal Bites” shall have the meaning set forth in the Brand IP Agreement.

“Claim” shall have the meaning set forth in Section 5.2.

“Co-manufacturer” shall mean a Third Party that converts raw materials and/or semi-finished ingredients into a Finished Product or components at a facility that is not owned, leased, subleased or licensed by a member of the WKKC Group or the Kellanova Group, as the case may be.

“Confidential Information” shall have the meaning set forth in Section 7.1.

“Covered Patent(s)” shall mean that, in respect of at least one Finished Product, the manufacture, use, sale or import of such Finished Product would infringe, but for the license granted hereunder, at least one (1) claim in the Licensed Patents in the country in which such Finished Product is manufactured, used, sold, or imported, as of the Effective Time.

“Disclosing Party” shall have the meaning set forth in Section 7.1.

“Dispute” shall have the meaning set forth in Section 8.1(b).

“Finished Product” shall mean a product which undergoes no further processing and is wrapped in packaging suitable for the consumer as a stand-alone stock keeping unit (“SKU”).

“Food and Beverage Category” shall have the meaning set forth in the Brand IP Agreement.

“Force Majeure” shall have the meaning set forth in the Brand IP Agreement.

“Granola” shall have the meaning set forth in the Brand IP Agreement.

“Group” shall mean either the WKKC Group or the Kellanova Group, as the context requires.

“Hot Cereal” shall have the meaning set forth in the Brand IP Agreement.

“Improvements” shall mean any findings, improvements, enhancements, discoveries, inventions, additions, modifications, formulations, derivative works, or changes (whether or not patented or patentable) conceived or developed by either Party after the Distribution Date that used, were based on, or were partially or wholly derived from Licensed IP.

“In-Scope Products” shall mean Hot Cereal, RTEC, Granola, Muesli, and Cereal Bites, in each case existing or in development as of the Effective Time, and WKKC Carveout Products.

“Intellectual Property Rights” shall mean any and all intangible rights existing from time-to-time under the law of any jurisdiction, including patent law, copyright law, trade secret law, database rights law, unfair competition law, trademark law, or other similar laws or principles.

“IP Claim” shall have the meaning set forth in Section 4.2(a).

“Kellanova” shall have the meaning set forth in the Preamble.

“Kellanova Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the WKKC Business.

“Kellanova Carveout Product” shall have the meaning set forth in the Brand IP Agreement.

“Kellanova Field of Use” shall have the meaning set forth in Section 2.6.

“Kellanova Group” shall mean Kellanova and Person that is a Subsidiary of Kellanova (other than WKKC and any other member of the WKKC Group).

“Kellanova Indemnified Parties” shall have the meaning set forth in Section 5.2.

“Law” shall mean any national, supranational, federal, state, provincial, local, or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued, or entered by a Governmental Authority.

“Licensed Generally-Applicable IP” shall mean the Intellectual Property Rights in Information Technology (as defined in the SDA) and in business processes, standards, policies, practices, procedures, and training documentation, in each case within an administrative (e.g., human resources, finance, accounting, tax, treasury, global business services, supply chain management, facilities maintenance and management, legal and compliance, and quality assurance), marketing, sales, or procurement function; provided that any such Intellectual Property Right (A) is not specific to any product or line of products (whether an In-Scope Product or a product sold by the Kellanova Group to which WKKC has no future selling rights) and (B) shall not include any (i) rights to Licensed In-Scope Product Related IP or (ii) other Intellectual Property Rights of Kellanova, unless expressly set forth within this Agreement or the Brand IP Agreement.

“Licensed Generally-Applicable Patents” shall mean all Patents that constitute Licensed Generally-Applicable IP.

“Licensed Generally-Applicable Trade Secrets and Know-how” shall mean all Trade Secrets and Know-how that constitute Licensed Generally-Applicable IP.

“Licensed In-Scope Product Related IP” shall mean (a) Licensed In-Scope Product Related Patents and (b) Licensed In-Scope Product Related Trade Secrets and Know-how.

“Licensed In-Scope Product Related Patents” shall mean all patents, design patents, patent applications, utility models, design registrations, registered industrial designs, industrial design applications, certificates of invention and other governmental grants for the protection of inventions or industrial designs anywhere in the world and all reissues, renewals, re-examinations and extensions of any of the foregoing, including: any invention disclosures, any patent applications filed on any invention disclosures; any continuations, continuations-in-part, divisionals and substitutions of any patent applications, together with any renewals, reissues, reexaminations and extensions of the foregoing patents, any patent application or patent to the extent that it claims priority from any of the foregoing patent applications or patents, any foreign counterpart of any of the foregoing patent applications or patents (collectively, “Patents”); in each case, (a) that are owned by Kellanova and (b) only to the extent used in the development, production, packaging, distribution, marketing, or sales of In-Scope Products by the WKKC Business at or prior to the Effective Time; provided that Licensed In-Scope Product Related Patents shall not include any Patents that are Licensed Generally-Applicable IP.

“Licensed In-Scope Product Related Trade Secrets and Know-how” shall mean Trade Secrets and Know-how, together with any other proprietary information or knowledge; in each case solely to the extent used in the development, production, packaging, distribution, marketing, or sale of In-Scope Products by the WKKC Business at or prior to the Effective Time; provided that Licensed In-Scope Product Related Trade Secrets and Know-how shall not include any Trade Secrets and Know-how that are Licensed Generally-Applicable IP.

“Licensed IP” shall mean Licensed In-Scope Product Related IP and Licensed Generally-Applicable IP.

“Licensed IP Committee” shall have the meaning set forth in Section 8.1(a).

“Licensed IP Committee Discussion Period” shall have the meaning set forth in Section 8.1(b).

“Licensed Patents” means the Licensed In-Scope Product Related Patents and the Licensed Generally-Applicable Patents.

“Licensed Trade Secrets and Know-how” means the Licensed In-Scope Product Related Trade Secrets and Know-how and the Licensed Generally-Applicable Trade Secrets and Know-how.

“Muesli” shall have the meaning set forth in the Brand IP Agreement.

“Net Sales” means net sales calculated in accordance with U.S. Generally Accepted Accounting Principles as consistently applied.

“North America” shall have the meaning set forth in the Brand IP Agreement.

“Other Representatives” shall have the meaning set forth in Section 8.1(a).

“Parent Company” shall mean any Person of which WKKC is a Subsidiary.

“Party” and “Parties” shall have the meaning set forth in the Preamble.

“Patents” shall have the meaning set forth within the definition of Licensed In-Scope Product Related Patents.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Primary Enforcing Party” shall have the meaning set forth in Section 4.2(a).

“R&D Material” shall mean project data, lab notebooks, clinical studies, meta-analysis, regulatory documents, scientific dossiers (including any materials related to Self-GRAS analyses and determinations) and chemistry work.

“Receiving Party” shall have the meaning set forth in Section 7.1.

“RTEC” shall have the meaning set forth in the Brand IP Agreement.

“Salty Snacks” shall have the meaning set forth in the Brand IP Agreement.

“SDA” shall have the meaning set forth in the Recitals.

“Secondary Enforcing Party” shall have the meaning set forth in Section 4.2(d).

“Sell-Off Period” shall have the meaning set forth in Section 6.3.

“Senior IP Executives” shall have the meaning set forth in Section 8.1(a).

“Sublicensee” shall have the meaning set forth in Section 2.4.

“Supplier” shall mean a Third Party that provides goods or services to the WKKC Group or the Kellanova Group, as the case may be, including raw materials, ingredients, packaging components or other input components needed to formulate and manufacture a Finished Product.

“Termination Date” shall have the meaning set forth in Section 6.2.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Trade Secrets and Know-how” shall mean information, including processes, methods, designs, formulae, recipes, data, product specifications, product manuals, including details about production, technical information, or methods, which (a) (i) derives independent economic value, whether actual or potential, from not being known to other persons, or (ii) otherwise qualifies as a trade secret under applicable Law or (b) that is designated by either Kellanova or WKKC, acting reasonably consistently with (a)(i) or (a)(ii) above, as a trade secret.

“WKKC” shall have the meaning set forth in the Preamble.

“WKKC Carveout Financial Statements” shall have the meaning set forth in the Brand IP Agreement.

“WKKC Carveout Product” shall have the meaning set forth in the Brand IP Agreement.

“WKKC Field of Use” shall have the meaning set forth in Section 2.1.

“WKKC Group” shall mean WKKC and each Person that is, or after the Effective Time will be, a Subsidiary of WKKC.

“WKKC Indemnified Parties” shall have the meaning set forth in Section 5.3.

ARTICLE II

LICENSES

Section 2.1 License to WKKC For In-Scope Product Related IP. Subject to the terms and conditions of this Agreement, Kellanova, on behalf of itself or any applicable Subsidiary, hereby grants to the WKKC Group an exclusive (even as to the Kellanova Group except as permitted under Section 2.6 and subject to Kellanova’s right to make, have made, use, sell, offer for sale, supply or have supplied, and practice the Kellanova Carveout Products), non-transferable (except as expressly permitted by Section 9.2), non-sublicensable (other than as expressly permitted by Section 2.4), royalty-free, fully paid-up (except for payments related to maintenance, prosecution, and enforcement, set forth in Article IV), perpetual (subject to Section 6.2) right and license to use the Licensed In-Scope Product Related IP in connection with the production, manufacturing, promotion, marketing, distribution, or sale of (a) products in the Food and Beverage Categories in North America by brand as set forth on Schedule 1 (columns 8 through 11 and 14), and (b) the WKKC Carveout Product(s) ((a) and (b) collectively, (“WKKC Field of Use”)).

Section 2.2 Exclusivity. For the avoidance of doubt, except as set forth in Section 2.6, the license to the Licensed In-Scope Product Related IP granted in Section 2.1 is exclusive even as to Kellanova and its Affiliates with respect to the certain Food and Beverage Categories by brand in North America specified in Section 2.1 and Kellanova shall not, and shall not permit any Person to, use the Licensed In-Scope Product Related IP in violation of the exclusivity granted to WKKC and its Affiliates in this Agreement.

Section 2.3 License to WKKC for Generally-Applicable IP. Subject to the terms and conditions of this Agreement, Kellanova, on behalf of itself or any applicable Subsidiary, hereby grants to the WKKC Group a non-transferable (except as expressly permitted by Section 9.2), non-sublicensable (other than as expressly permitted by Section 2.4), non-exclusive, royalty-free, fully paid-up except for payments related to maintenance, prosecution, and enforcement, set forth in Article IV), perpetual (subject to Section 6.2) right and license to use the Licensed Generally-Applicable IP, in connection with the WKKC Business or any other business, now or in the future, conducted by the WKKC Group.

Section 2.4 Sublicensing Rights. WKKC may sublicense its rights under this Agreement to (a) any Subsidiary and (b) solely to the extent permitted in Section 2.5, to any Co-manufacturer or Supplier of the WKKC Group (each Person in (a) and (b) being a “Sublicensee”); provided, that all of the obligations and limitations imposed on WKKC pursuant to this Agreement (including those relating to confidentiality) shall be binding upon any Sublicensee on the same basis, and to the same extent, as they are binding upon WKKC; and any Parent Company and the WKKC Group shall be responsible for and shall ensure its Sublicensees’ compliance therewith. WKKC, any Parent Company, and its Affiliates shall remain fully liable for any acts or omissions of WKKC’s Sublicensees as if undertaken by Parent Company, WKKC or its Affiliates itself, and shall be jointly and severally liable for any damages caused to Kellanova or its Affiliates as a result thereof.

Section 2.5 WKKC Manufacturing License. WKKC may have products in the WKKC Field of Use manufactured by itself or on its behalf outside of North America solely for export into North America. WKKC may sublicense the Licensed IP to Co-manufacturers and Suppliers both within and outside North America, with no right to grant further licenses or sublicenses and subject to the confidentiality provisions in Article VII, to make products in the WKKC Field of Use solely for the benefit of and on behalf of WKKC (or its Affiliates), provided that all such products in the WKKC Field of Use are offered for sale and sold only in North America.

Section 2.6 Kellanova’s Right to Manufacture. Kellanova may have products in the Kellanova Field of Use manufactured by itself or on its behalf within North America, but in the case where such products would violate the exclusivity in Section 2.2 if sold or offered for sale in North America, solely for export outside North America. Kellanova may grant Co-manufacturers and Suppliers both within and outside North America the right to use the Licensed In-Scope Product Related IP, with no right to extend further grants, to make products in the Kellanova Field of Use solely for the benefit of and on behalf of Kellanova (or its Affiliates), provided that in the case where such products would violate the exclusivity in Section 2.2 if sold or offered for sale in North America, such, are offered for sale and sold only outside North America. “Kellanova Field of Use” means (a) the applicable field(s) of use Food and Beverage Categories specified in Schedule 1 (columns 8 through 15), which is specified by category by brand and (b) the Kellanova Carveout Product(s).

ARTICLE III

OWNERSHIP

Section 3.1 Acknowledgement and Reservation of Kellanova Rights in Licensed IP. WKKC acknowledges and agrees that, following the Effective Time, as between Kellanova and its Affiliates and WKKC and its Affiliates: (i) Kellanova or its Affiliates, as applicable, will be the sole and exclusive owners of the Licensed IP; and (ii) all right, title, and interest in and to the Licensed IP, other than the rights granted to WKKC pursuant to this Agreement, are reserved to Kellanova and its Affiliates for their own use and benefit. To the extent that any information contained in the WKKC Assets constitutes Licensed IP, the provisions governing ownership and rights to use the Licensed IP shall be as set forth herein, including Article II and Article III.

Section 3.2 Ownership of Improvements and R&D Material. If either WKKC or Kellanova generates any Improvements or R&D Material after the Distribution Date, the Party generating such Improvements and R&D Material will be the owner of the same.

ARTICLE IV

PROSECUTION, ENFORCEMENT AND MAINTENANCE

Section 4.1 Maintenance and Prosecution.

(a) WKKC Licensed Patents. Kellanova shall reasonably maintain the registrations for Covered Patents during the term of this Agreement, and shall ensure that all post-registration filings and renewal applications, including any registration, renewal or maintenance fees, required by any Governmental Authority or by applicable Law in connection with the foregoing are completed and paid in a timely manner. WKKC shall cooperate, as applicable, to provide information reasonably required by Kellanova to submit to the relevant offices such post-registration filings and renewal applications Kellanova shall keep WKKC fully informed of progress with regard to the preparation, filing, prosecution, and maintenance of any Covered Patents, and shall provide WKKC with copies of all documentation relating to the foregoing. All costs associated with the filings, renewals, applications, registrations and any other related activities or actions related to the Covered Patents shall be borne (i) by Kellanova, for such Covered Patents that are used in or relevant solely to the Kellanova Field of Use, (ii) WKKC, for such Covered Patents that are used in or relevant solely to the WKKC Field of Use, and (iii) where the Licensed Patents are used in or relevant to both the Kellanova Field of Use and the WKKC Field of Use by both Parties in proportion to the prior year’s Net Sales in North America for the Finished Product(s) to which the Covered Patents are applicable.

(b) Abandonment and Lapse of Patents. Notwithstanding Section 4.1(a), Kellanova may let lapse or abandon any Patent application or registration covering a Licensed Patent without WKKC’s consent, subject to sixty (60) days’ written notice to WKKC prior to any irrevocable lapse or abandonment following which WKKC may at its sole discretion, elect to direct either the prosecution or maintenance of the same under Kellanova’s name but at WKKC’s sole expense. Where WKKC elects accordingly, Kellanova shall provide WKKC the relevant patent files and supporting documentation but shall have no obligation to assist with such prosecution or maintenance, without reasonable compensation by WKKC for such assistance.

Section 4.2 Enforcement inside North America.

(a) Each Party shall promptly inform the other Party of any potential infringement, other violation or related action or proceeding (including any opposition, inter partes review, post grant review or re-examination) (“IP Claim”) of any Licensed IP within North America, or if either Party receives notice of any Claims from any Third Party alleging that any Licensed IP violates the rights of a Third Party in North America. Where permitted under local applicable Law, the Party that accounts for the majority of the Net Sales of any Finished Products involved (whether directly or indirectly) or alleged to be involved (whether directly or indirectly) in such IP Claim shall have the first right to commence (or threaten to commence), control, or respond to any such IP Claim, and the authority and sole control of the defense or settlement of such claim (a “Primary Enforcing Party”); provided that the other Party shall have the right to enforce or respond to routine day-to-day matters such as cease and desist letters or that will not foreseeably result in a future litigation.

(b) Where WKKC is the Primary Enforcing Party, Kellanova shall (i) acting reasonably, have the right to select outside counsel for enforcing the related IP Claim,(ii) cooperate with all reasonable requests for assistance by WKKC in connection with the foregoing, including being named as a party in any related court and/or administrative proceedings and (iii) WKKC shall provide Kellanova copies of all notices, complaints, court proceedings, and other documentation relating to the foregoing. Without limiting the foregoing, the Primary Enforcing Party shall not bring any IP Claim against any Sublicensee of the other Party for any alleged infringement or other violation of any Licensed IP by any Sublicensee of the other Party without first raising the issue with the other Party and providing the other Party with the first right to resolve such claim or dispute, and the Primary Enforcing Party shall promptly inform the other Party if the Primary Enforcing Party becomes aware of any such alleged issue involving any Sublicensee of the other Party.

(c) Where the Primary Enforcing Party brings an enforcement action, all out-of-pocket costs and proceeds associated with such enforcement action shall be shared with the other party in proportion to the prior year’s Net Sales in North America of such Finished Products, subject to Section 4.2(d).

(d) If the Primary Enforcing Party declines to bring an action or proceeding or fails to provide notice that it will not bring an action or proceeding with respect to infringement or other violation of any Licensed IP, in each case, within the Enforcement Period, then WKKC, if Kellanova is the Primary Enforcing Party, or Kellanova, if WKKC is the Primary Enforcing Party (each, a “Secondary Enforcing Party”) shall have the right to bring and control any such action or proceeding, by counsel of its choosing. To the extent the Secondary Enforcing Party assumes such control, all costs and expenses associated with an action shall be at the Secondary Enforcing Party’s sole cost and expense, and the Secondary Enforcing Party shall receive any and all profits or damages from an action and the Primary Enforcing Party shall have no right to share in any amounts recovered by the Secondary Enforcing Party. The Primary Enforcing Party shall cooperate in connection with the foregoing, including consenting to being named as a party in any related court proceedings.

(e) Notwithstanding anything to the contrary, (i) neither the Primary Enforcing Party nor the Secondary Enforcing Party, as applicable, shall take any action that would materially deprive the Secondary Enforcing Party or the Primary Enforcing Party, as applicable, of the benefit of the use of any Licensed IP, and (ii) neither the Primary Enforcing Party nor the Secondary Enforcing Party shall settle any IP Claim or enter into any settlement agreement or similar agreement without the Secondary Enforcing Party’s or the Primary Enforcing Party’s, as applicable, prior written consent, which such consent shall not to be unreasonably withheld, conditioned, or delayed.

ARTICLE V

INDEMNIFICATION AND LIMITATION OF LIABILITY

Section 5.1 WARRANTY DISCLAIMER. THE LICENSES UNDER THIS AGREEMENT ARE PROVIDED “AS-IS” AND KELLANOVA MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE LICENSED IP OR ANY RIGHTS GRANTED HEREUNDER, INCLUDING WARRANTIES OF NON-INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS, OR REGARDING THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE LICENSED IP.

Section 5.2 Indemnification by WKKC. WKKC agrees to defend, indemnify, and hold harmless Kellanova and its Affiliates and its and their directors, officers, employees, licensees, agents, representatives, successors, and assigns (collectively, the “Kellanova Indemnified Parties”) from and against any and all claims, suits, actions, or allegations brought or asserted by a Third Party (each, a “Claim”) and any resulting liabilities, judgments, costs, or expenses, including reasonable attorneys’ fees suffered or incurred by Kellanova or any Kellanova Indemnified Party arising from or related to (a) WKKC’s breach of its representations, warranties, or covenants under this Agreement, (b) WKKC’s fraud, willful misconduct, or violation of applicable Law in connection with this Agreement, or (c) product liability or personal injury claims, to the extent arising from any goods or services sold or offered (or, in the case of services, performed) by or on behalf of WKKC, the WKKC Group or its Affiliates utilizing the licenses granted to WKKC under Section 2.1 and Section 2.3, except, in the case of clauses (a)-(c), to the extent any such Claim arises or results from Kellanova’s (i) breach of its representations, warranties, or covenants under this Agreement or (ii) fraud, willful misconduct, or violation of applicable Law in connection with this Agreement.

Section 5.3 Indemnification by Kellanova. Kellanova agrees to defend, indemnify, and hold harmless WKKC and its Affiliates and its and their directors, officers, employees, licensees, agents, representatives, successors, and assigns (collectively, the “WKKC Indemnified Parties”) from and against any and all Claims and any resulting liabilities, judgments, costs, or expenses, including reasonable attorneys’ fees suffered or incurred by WKKC or any WKKC Indemnified Party arising from or related to (a) Kellanova’s breach of its representations, warranties, or covenants under this Agreement or (b) Kellanova’s fraud, willful misconduct, or violation of applicable Law in connection with this Agreement, except, in the case of clauses (a) and (b), to the extent any such Claim arises or results from WKKC’s (i) breach of its representations, warranties, or covenants under this Agreement or (ii) fraud, willful misconduct, or violation of applicable Law in connection with this Agreement.

Section 5.4 Indemnification Procedures. The procedures for indemnification of Third Party Claims in Section 4.5 of the SDA are hereby incorporated by reference.

Section 5.5 Limitation of Liability. Except in connection with either Party’s indemnification obligations set forth herein, neither WKKC nor any member of the WKKC Group, on the one hand, nor Kellanova or any member of the Kellanova Group, on the other hand, shall be liable under this Agreement to the other (or its members) for any indirect, incidental, punitive, exemplary, remote, speculative, or similar damages in excess of compensatory damages (other than damages paid by such Party to a Third Party) of the other arising in connection with this Agreement.

ARTICLE VI

TERM AND TERMINATION

Section 6.1 Duration. This Agreement shall commence as of the Effective Time and will continue in force and effect in perpetuity, except as set forth in Section 6.2. Each Party hereby acknowledges and agrees that this Agreement and the licenses granted to WKKC hereunder (i) are perpetual, with the perpetual license being a basis of the bargain between the Parties, (ii) are irrevocable under all circumstances, (iii) is neither of indefinite duration nor terminable at will, and (iv) cannot be terminated by Kellanova for any reason whatsoever, even for material breach by WKKC or its Affiliates.

Section 6.2 Termination by Mutual Agreement. This Agreement, including the licenses granted herein, may be terminated at any time by an agreement in writing signed by a duly authorized officer of each Party, setting forth the desired termination date (“Termination Date”).

Section 6.3 Effect of Termination. If this Agreement is terminated pursuant to Section 6.2, then: (i) all rights of WKKC under this Agreement shall automatically and immediately cease, subject to any Sell-Off Period; (ii) all rights of WKKC under Section 4.2 regarding enforcement of the Licensed IP will automatically and immediately revert to Kellanova and Kellanova shall have the exclusive right and authority, in its sole discretion, to make decisions and take all actions with respect to registration, enforcement, and maintenance of the Licensed IP; and (iii) WKKC shall have the right to continue using the Licensed IP for a period of one hundred and twenty (120) days (“Sell-Off Period”) after the Termination Date to dispose of or sell any Finished Products, as applicable, in the possession of WKKC or its Affiliates or any of its or their Sublicensee as of the Termination Date.

Section 6.4 Survival. In the event of termination of this Agreement pursuant to Section 6.2, the following provisions of this Agreement shall survive Article III, Article V, Section 6.3, this Section 6.4, Article VII, Article VIII, and Article IX.

ARTICLE VII

CONFIDENTIALITY

Section 7.1 Confidentiality. In connection with the performance of this Agreement, each Party (the “Receiving Party”) may have access to certain confidential and proprietary information of the other Party (the “Disclosing Party”) and its Affiliates. For purposes of this Agreement, “Confidential Information” shall mean any and all information proprietary to the Disclosing Party or its Affiliates, whether or not reduced to writing or other tangible medium of expression, and whether or not patented, patentable, capable of trade secret protection, or protected as an unpublished or published work, and shall include the terms of this Agreement (but not the existence of this Agreement), information relating to Intellectual Property Rights and to business plans, financial matters, costs, strategic marketing plans, personnel, and business relationships. Recognizing that such information represents valuable assets and property of the Disclosing Party and the harm that may befall the Disclosing Party if any of such Confidential Information is disclosed, the Receiving Party agrees to hold all such Confidential Information in strict confidence and not to use (except in furtherance of this Agreement) or otherwise disclose any such Confidential Information to Third Parties without having received the prior written consent of the Disclosing Party and a written agreement from such Third Party to maintain such Confidential Information in confidence which in the case of disclosing Confidential information to Co-manufacturers shall include at least the current practices as of the Effective Time used by the Parties to maintain confidentiality of their most sensitive Confidential Information disclosed to Third Parties and commercially reasonable administrative, technical and operational safeguards to maintain and protect confidentiality of such Confidential Information,; provided that either Party is permitted to disclose Confidential Information of the other Party to its Affiliates, and its and their respective principals, officers, directors, employees, shareholders, partners, contractors, third-party advertising agencies, and advisors that have a “need to know” basis for the purposes of carrying out the business of such Party as it pertains to this Agreement or performing such Party’s duties and obligations under this Agreement, without the prior written consent of the other Party.

Section 7.2 Exceptions. The obligations under Section 7.1 shall not apply to any information obtained by the Receiving Party that would otherwise constitute Confidential Information but which: (a) was already known to the Receiving Party prior to its relationship with the Disclosing Party, as established by the Receiving Party’s written records; (b) becomes generally available to the public other than as a result of the Receiving Party’s breach of this Agreement; (c) is furnished to the Receiving Party by a Third Party who is not known by the Receiving Party to be bound by an obligation of confidentiality with respect to such information and who is not known by the Receiving Party to be unlawfully in possession of, or to have unlawfully conveyed, such information; (d) is subsequently developed by the Receiving Party independently of the information or materials received from the Disclosing Party, as established by the Receiving Party’s written records; or (e) is disclosed in accordance with Section 7.3. For purposes of this definition, the term “Receiving Party” shall be deemed to include such Party’s principals, officers, directors, employees, shareholders, agents, representatives, successors and assigns, and each Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Party.

Section 7.3 Disclosures Required by Law. If the Receiving Party becomes legally compelled by, or is requested by, order of a court or other competent governmental agency, regulation, or stock exchange or by applicable Law to disclose any of the Confidential Information of the Disclosing Party, the Receiving Party shall provide written notice to the Disclosing Party promptly so that the Disclosing Party (at its sole cost and expense) may seek a protective order or other appropriate remedy. If the Disclosing Party elects to seek a protective order, the Receiving Party shall cooperate (at the Disclosing Party’s cost and expense) reasonably in seeking such protective order. If no such protective order or other remedy is obtained or obtainable, then the Receiving Party shall furnish only that portion of the Disclosing Party’s Confidential Information which it is advised by counsel is required and shall exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

ARTICLE VIII

DISPUTE RESOLUTION AND GOVERNANCE

Section 8.1 Dispute Resolution. With respect to the Licensed IP and the Parties’ rights and obligations to each other as set forth herein, the Parties agree to work cooperatively with each other in order to review, manage and minimize Disputes between the Parties. In the event the Parties are unable to mutually agree upon a course of action under this Agreement, subject to the limitations herein, such Dispute shall be submitted to Dispute resolution as set forth in this Article VIII.

(a) Each Party shall designate one senior executive having the role of Vice President (or similar) or higher (collectively, “Senior IP Executives”) to manage Disputes and each Senior IP Executive may involve other personnel from its organization (“Other Representatives”) to the extent reasonably required due to the applicable subject matter (such Senior IP Executives and Other Representatives, collectively, “Licensed IP Committee.”)

(b) All decisions of the Licensed IP Committee, whether reached by consensus or by the mutual decision of the Senior IP Executive representatives on the Licensed IP Committee as provided below, shall constitute resolution of the Dispute.

(c) Prior to initiating any Action relating to any dispute or controversy against the other Party in connection with this Agreement or the other transactions contemplated hereby (a “Dispute”), a Party must first send written notice of the Dispute to the other Party and attempt to resolve such Dispute through good faith discussion between the Licensed IP Committee and such other business counsel and leads as deemed necessary, during the twenty-one (21) day period following initial notice of the Dispute (such period, as it may be extended by mutual written consent, being the “Licensed IP Committee Discussion Period”). By mutual written consent, the Parties may extend the period for conducting such negotiations. During the Licensed IP Committee Discussion Period, each Party shall afford to the other Party reasonable access to its information, books, records and personnel that are relevant to the Dispute. If the Dispute is not resolved after the end of the Licensed IP Committee Discussion Period, and the period is not extended by mutual written consent, the Parties shall promptly escalate such Dispute to the Senior IP Executive of each Party to attempt to resolve such Dispute through good faith discussions. Only if the appropriate Senior IP Executives fail to promptly resolve such Dispute within ten (10) days, such Dispute shall be resolved by (a) final and binding dispute resolution by (i) a technical advisor, in the case of Disputes of a technical nature or (ii) such other dispute resolution party, that in each case the Parties mutually agree upon or (b) to the extent the Parties believe the Senior IP Executives or the aforementioned parties in (a) (i) or (ii), as the case may be, are not best suited to resolve such Dispute, by arbitration in accordance with Section 7.4 of the SDA.

Section 8.2 Equitable Relief. In the event that a Party breaches or threatens to breach any provision of this Agreement, the other Party shall be entitled to injunctive relief, specific performance, and other equitable relief, without posting of bond or other security and without waiving any other remedies available to the Party at Law or in equity. Notwithstanding the provisions in Section 8.1, a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 8.1, if such action is reasonably necessary to avoid irreparable damage, and in such cases, the Parties hereby agree to follow the procedure set forth in Section 7.5 of the SDA.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one (1) or more counterparts have been signed by each Party and delivered to the other Party.

(b) This Agreement and the Schedule(s) and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c) Kellanova represents on behalf of itself and each other member of the Kellanova Group, and WKKC represents on behalf of itself and each other member of the WKKC Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and the other Party may execute this Agreement by stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 9.2 Assignment and Sales of Licensed IP.

(a) WKKC may not assign or transfer this Agreement, or the rights, duties or obligations herein, without the prior written consent of Kellanova, except:

(i) WKKC shall have the right, without the consent of Kellanova, to assign or transfer its rights, duties and obligations herein, to an acquirer of a portion of the WKKC Business; provided, that the rights, duties and obligations of any such acquirer shall be limited to the rights, duties and obligations solely as they relate to any one (1) or more Licensed Marks (as defined in the Brand IP Agreement) that is or are sold or divested by WKKC, at the time of such sale or divestiture. For greater certainty, the acquirer would not have access to any Licensed IP that was not then currently being used by WKKC in association with the aforementioned Licensed Marks at the time of such acquisition.

(ii) WKKC shall have the right, without the consent of Kellanova, to assign or transfer this Agreement in whole, including all rights, duties and obligations herein, to an acquirer of the entire WKKC Business.

(b) Any attempted assignment or transfer in violation of this Section 9.2 shall be null and void, ab initio.

Section 9.3 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 9.4 Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 9.5 Notices. All notices and other communications to be given to any Party shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when delivered via email (such email shall be deemed delivered on the date of dispatch by the sender thereof to the extent no “bounce back” or similar message indicating non-delivery is received with respect thereto) and shall be directed to the address set forth below (or at such other address or email address as such Party shall designate by like notice):

If to Kellanova, to:

Kellanova

412 N. Wells Street

Chicago, IL 60654

Attention: Office of Chief Legal Officer

Email: *****

If to WKKC, to:

WKKC

One Kellogg Square

North Tower

Battle Creek, Michigan 49017

Attention: Office of Chief Legal Officer

Email: ****

Section 9.6 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 9.7 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.8 Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, and Appendices hereto and thereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule, and Appendix references are to the Articles, Sections, Schedules, and Appendices to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, and Appendices) to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by applicable Law to close in Chicago, Illinois and New York City, New York; (j) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (k) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to September 29, 2023.

Section 9.9 Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

Section 9.10 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.11 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 9.12 Performance. Kellanova will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Kellanova Group. WKKC will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the WKKC Group. Each Party (including its permitted successors and assigns) further agrees that it will (i) give timely notice of the terms, conditions and continuing obligations contained in this Agreement to all of the other members of its Group and (ii) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement.

Section 9.13 Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

KELLOGG COMPANY

By:	/s/ Steve Cahillane
Name: Steve Cahillane
Title: Chief Executive Officer

WK KELLOGG CO

By:	/s/ Gary Pilnick
Name:Gary Pilnick
Title: President